Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

ALPS Series Trust:

We consent to the use of our report dated November 24, 2014, with respect to the financial statements and financial highlights of Cognios Market Neutral Large Cap Fund, Crystal Strategy Absolute Income Fund, Crystal Strategy Absolute Return Fund, Crystal Strategy Absolute Return Plus Fund (formerly Crystal Strategy Leveraged Alternative Fund), Cupps All Cap Growth Fund, GKE Asian Opportunities Fund, Insignia Macro Fund, New Sheridan Developing World Fund, and Riverside Frontier Markets Fund (each a series of ALPS Series Trust) incorporated by reference herein and to the reference to our firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

Denver, Colorado

January 28, 2015